UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 12, 2014
Date of Report (Date of earliest event reported)

TERRACE VENTURES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50569	91-2147101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Peace Portal Drive, Suite 201 Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 220-5218
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 - REGULATION FD

ITEM 7.01         REGULATION FD DISCLOSURE

Memorandum of Understanding

Previously, Terrace Ventures Inc. (the "Company") entered into an earn-in agreement with Pengram Corporation ("Pengram") dated April 26, 2011, as amended on June 29, 2011, September 20, 2012, November 17, 2012, May 30, 2013 and December 18, 2013 (the "Earn-In Agreement"). Under the terms of the Earn-In Agreement, the Company has an option to acquire up to a 75% interest in Pengram's agreement with Scoonover Exploration LLC and JR Exploration LLC (the "Underlying Agreement"). The Underlying Agreement grants Pengram an option to purchase the Golden Snow Property, a property that consists of 128 mineral claims located in the Eureka Mining District in Eureka County, Nevada.

On June 12, 2014, the Company entered into a memorandum of understanding (the "MOU") with Pengram. As outlined in the MOU and subject to entry into definitive agreements, the Company plans to assign all of its interest in the Earn-In Agreement to its wholly owned Subsidiary (the "Subsidiary") in exchange for 3,000,000 common shares in the capital of the Subsidiary. Pengram plans to assign all of its interest in the Underlying Agreement to the Subsidiary in exchange for 2,000,000 common shares in the capital of the Subsidiary. Upon completion of the foregoing, both Pengram and the Company plan to request that Schoonover Exploration LLC and JR Exploration LLC enter into a new agreement directly with the Subsidiary.

The parties also intend to provide in the definitive agreements for some reimbursement of the expenditures made by each of the parties on the Golden Snow Property. The exact amount has not yet been determined.

Results of Rescission Offer

On May 28, 2014, the Company made a 21 day rescission offer (the "Rescission Offer") to six persons who acquired shares under the Company's foreign private placement offering that had misrepresented to the Company that they were "accredited investors" as that term is defined in National Instrument 45-106 as adopted by Canadian Securities Administrators.

As at June 18, 2014, a total of four persons accepted the Rescission Offer and returned share certificates totaling 940,000 shares of the Company's common stock. As a result, the Company is required to refund a total of $47,000 in subscription funds (the "Rescission Funds") by June 18, 2015. Upon completion of the refund of the Rescission Funds, the returned share certificates will be cancelled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRACE VENTURES INC.

Date: June 23, 2014	By:	/s/ Howard Thomson
HOWARD THOMSON President and Chief Executive Officer